Amendment to

Custody Agreement

THIS FIRST AMENDMENT, dated as of November 30, 2016, to the Custody Agreement, originally made and entered into as of September 10, 2015 (the “Agreement”) by and between COPELAND TRUST, a business trust organized under the laws of the State of Delaware, having its principal office and place of business at 161 Washington St., Suite 1325, Conshohocken, PA 19428 (“the Trust”), and THE NORTHERN TRUST COMPANY (the “Custodian”), an Illinois company with its principal place of business at 50 South LaSalle Street, Chicago, Illinois 60603.

WHEREAS, the Trust has requested that the Custodian amend the Agreement to add the Copeland SMID Cap Dividend Growth Fund, a new series of the Trust, and the Custodian has agreed to do so.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.

(a)	Schedule B is hereby deleted in its entirety and replaced with Schedule B attached hereto, as the same may be amended from time to time.

2.       Miscellaneous.

(a)       Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

COPELAND TRUST

By: _ /s/ Eric C Brown _

Name: Eric C Brown

Title: President

THE NORTHERN TRUST COMPANY

By: _ /s/ Joseph Fink ____

Name: Joseph Fink

Title: Vice President

SCHEDULE B

INVESTMENT PORTFOLIOS

Risk Managed Dividend Growth

International Risk Managed Dividend Growth

International Small Cap Dividend Growth

SMID Cap Dividend Growth